UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2025

CIMG Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39338	38-3849791
(State or other jurisdiction of incorporation or organization	(Commission File No.)	(IRS Employer Identification No.)

Room R2, FTY D, 16/F, Kin Ga Industrial Building,

9 San On Street, Tuen Mun, Hong Kong

(Address of principal executive offices)

+ 852 70106695

Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	IMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On August 1, 2025, Zhongyan Shangyue Technology Co., Ltd. (“Zhongyan”), CIMG Inc.’s (the “Company”) wholly-owned subsidiary, entered into a Business Cooperation Intent Agreement (the “Agreement”) with Shenzhen Zhimeng Qiyang Technology Co., Ltd. (“Shenzhen”). Pursuant to the Agreement, certain shareholders of Shenzhen intend to transfer an aggregate of 51% of their equity interest in Shenzhen to Zhongyan (the “Transfer”) at a total company valuation of RMB13,000,000. The parties to the Agreement plan to consummate the Transfer within 15 calendar days from the date of the Agreement.

Upon the date of signing, both parties agreed that Mr. Li Shengqing shall be appointed as Chief Executive Officer of Shenzhen, continuing to oversee Shenzhen’s daily operations. Upon completion of the Transfer, Shenzhen’s employees shall be integrated into the Company’s corporate group. Additionally, the parties agree to establish a decision-making committee, which shall unanimously approve any Shenzhen’s transaction exceeding RMB200,000. The committee shall comprise three members: Ms. Yanli Hou nominated by Zhongyan, Mr. Li Shengqing, and Mr. Yang Min nominated by Shenzhen.

Furthermore, the parties propose that CIMG grant incentive shares to Shenzhen’s employees based on Shenzhen’s sales performance following the completion of the Transfer, with the specific performance criteria and the terms of such incentive share grants to be determined through future agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIMG Inc.

Dated: August 26, 2025	By:	/s/ Jianshuang Wang
	Name:	Jianshuang Wang
	Title:	Chief Executive Officer